To Our Shareholders

Vornado’s Funds From Operations for the year ended December 31, 2006 was $858.7 million, $5.51 per diluted share, compared to $757.2 million, $5.21 per diluted share, for the year ended December 31, 2005.

Net Income applicable to common shares for the year ended December 31, 2006 was $502.6 million, $3.35 per diluted share, versus $493.1 million, $3.50 per diluted share, for the previous year. Here are the financial results by segment:

	% of 2006
($ IN MILLIONS, EXCEPT SHARE DATA)	EBITDA	2006	2005	Same Store
EBITDA:
New York Office	24%	376.7	341.0	6.1%
Washington Office	23%	358.7	291.1	4.3%
Total Office	47%	735.4	632.1	5.3%
Retail	17%	269.6	208.8	6.8%
Merchandise Mart	9%	139.2	145.3	1.9%
Hotel Pennsylvania	1%	27.5	22.5	22.2%
Temperature Controlled Logistics	4%	65.3	75.8	(.2)%
Alexander’s	4%	58.6	63.1
Newkirk MLP	2%	32.3	63.6
Toys “R” Us	16%	261.1	14.9
Other	—	242.2	177.8
EBITDA before minority interest and gains on sale of real estate	100%	1,831.2	1,403.9
Funds from Operations		858.7	757.2
Funds from Operations per share		5.51	5.21

This letter and this Annual Report contain forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. The Company’s future results, financial condition and business may differ materially from those expressed in these forward-looking statements. These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors, see “Forward-Looking Statements” and “Item 1. Business - Risk Factors” in the Company’s annual report on Form 10-K for the year ended December 31, 2006 which is included in this document.

We use Funds from Operations Adjusted for Comparability as an earnings metric to allow for apples-to-apples comparison of our business by eliminating certain one-time items. One-timers are inevitable and again this year we had some great ones. The following chart reconciles Funds from Operations to Funds from Operations Adjusted for Comparability:

($ IN MILLIONS, EXCEPT SHARE DATA)	2006	2005
Funds from Operations, Adjusted for Comparability	743.4	689.5
Funds from Operations, Adjusted for Comparability per share	4.77	4.75
Adjustments for certain items that affect comparability:
Income from mark-to-market of McDonald’s derivative	138.8	17.2
Net gain on sale of Sears Canada common shares (2006) and income from Sears Canada
special dividend (2005)	55.4	22.9
Net gain on Sears Holdings shares	18.6	41.5
Income from mark-to-market of other derivatives	12.2	—
(Loss) income from mark-to-market of GMH warrants	(16.4)	14.1
Alexander’s stock appreciation rights compensation expense	(49.0)	(9.1)
Net gain on sale of Alexander’s 731 Lexington Avenue condominiums	4.6	30.9
Net gain recognized upon merger of Newkirk and Lexington	10.4	—
Loss from Newkirk’s extinguishment of debt, promote payment and impairment charge,
net of gain on sale of assets	—	(8.4)
Prepayment penalties, write-off of perpetual preferred issuance costs and other	(36.8)	(21.5)
Net share of Toys “R” Us negative FFO	(10.3)	(32.9)
Net gain on disposition of preferred investment in 3700 Las Vegas Boulevard	—	12.1
Net gain on disposition of Prime Group common shares	—	9.0
Minority interests’ share of above adjustments	(12.2)	(8.1)
Total adjustments	115.3	67.7
Funds from Operations, as Reported	858.7	757.2

In recent years the largest one-timers have been gains (both recognized and unrecognized) on investments we have made in securities of other real estate companies or in other companies that we view as real estate-based businesses disguised as operating companies. Here is a summary of these gains:

	Inception
($ IN THOUSANDS)	to 2006		2006	2005	2004
McDonald’s	156,069	[1]	138,815	17,254
Sears	141,823		18,611	41,482	81,730
Sears Canada	78,323		55,438	22,885
GMH	59,161		(16,370)	14,080	61,451
Prime Group	(28,128)[2]			9,017
	407,248		196,494	104,718	143,181

1	The total economic gain from McDonald’s through April 20, 2007 is $216 million.

2	The economic loss from Prime Group was approximately $10 million after giving effect to income earned prior to 2004.

Alexander’s and Toys “R” Us are appropriately not shown here. Alexander’s is a core holding which we account for on the equity method. We do, however, treat our share of Alexander’s stock appreciation rights as non-comparable. I’ve always found it odd that our income statement is penalized with expense coming from the appreciation of our Alexander’s stockholdings, but so be it. Toys “R” Us has been treated as non-comparable until its first full year cycled. Going forward it will be accounted for as a recurring separate business segment.

As is our custom, we present a chart below that traces our ten-year record of growth, both in absolute dollars and per share amounts:

		FFO
($ IN THOUSANDS, EXCEPT SHARE DATA)	EBITDA	Amount	Per Share
1997	154,683	72,864	1.27
1998	428,165	232,051	2.81
1999	627,269	313,990	3.37
2000	751,308	353,353	3.65
2001	817,893	394,532	3.96
2002	964,058	439,775	3.91
2003	1,051,798	518,242	4.44
2004	1,286,294	750,043	5.63
2005	1,403,888	757,219	5.21
2006	1,831,199	858,693	5.51

Stock Performance

Mike(1) and I manage the business for long-term wealth creation. We cannot directly influence our stock price, but surely our stock price over time is a report card on our performance. Here is a chart showing Vornado’s compound annual growth rate (CAGR) as compared to the RMS(2) for periods ending December 31, 2006:

	Vornado	RMS
One-year	51.1%	35.9%
Three-year	36.6%	26.1%
Five-year	30.8%	23.2%
Ten-year	22.9%	14.3%
Fifteen-year	26.3%
Twenty-year	23.7%
Twenty-five year	27.1%

Dividends have represented about six percentage points of Vornado’s annual return.

__________________

(1)	Michael Fascitelli, Vornado’s President and my partner in running Vornado.

(2)	The Morgan Stanley REIT Index (RMS) was first published thirteen years ago.

Acquisitions

Our external growth has never been programmed, formulaic or linear, i.e., we do not budget acquisition activity. Each year, we mine our deal flow for opportunities and, as such, our acquisition volume is lumpy. Here is a ten-year schedule of acquisitions:

	Number of
(COST IN $ IN THOUSANDS)	Transactions	Cost[1]		Square Feet
1997	11	2,038,000		22,082,000
1998	18	2,050,200		17,028,000
1999	14	782,600		7,897,000
2000	10	285,800		2,474,000
2001	2	19,200		165,000
2002	6	1,835,400		12,346,000
2003	9	532,980		1,370,000
2004	17	511,800		1,351,100
2005	31	4,683,000		8,780,000
2006	30	2,177,000		5,109,000
2007 to date	10	2,961,200	[2]	4,249,000

1	Excludes development capital expenditures and acquisitions of marketable securities.

2	Includes Project America for $1,806,000 scheduled to close 2Q 07 (see below).

Since last year’s letter, in an extraordinarily competitive acquisitions market, Mike, Michelle Felman, Executive Vice President—Acquisitions, and her 45th floor colleagues, working with business heads David Greenbaum, Sandeep Mathrani, Mitchell Schear and Chris Kennedy, have made some great acquisitions. They are scheduled in Appendix I. Several deserve special mention:

Springfield Mall: A 1.4 million square foot southeast Washington fixer-upper which we will totally re-tenant, redevelop and expand to mixed-use, which we expect will contain up to 4 million square feet (of which 2.7 million square feet is currently allowable).

1540 Broadway Retail: The famous Virgin block front in Times Square, certainly the best retail in Times Square, maybe in New York and perhaps in the nation. Here we own all the retail stores and, importantly, all the signage.

350 Park Avenue: The 538,000 square foot office building on the 51st to 52nd Street block front. Here, in place rents are $57 a square foot, about half market.

Manhattan Mall: An addition to our already dominant holdings in the Penn Plaza district, this asset contains 812,000 square feet of office, 164,000 square feet of retail and 250,000 square feet of air rights. It is contiguous to our Hotel Penn site. We acquired this asset on January 10, 2007. JCPenney announced days ago that they will locate a 145,000 square foot store here, their first ever in Manhattan.

Project America: A 70% interest in the 2,000,000 square foot 1290 Avenue of the Americas building and the 1,800,000 square foot Bank of America building in San Francisco. Current rents at 1290 are $55 per square foot.

Capital Markets

Our business is growing. Wendy Silverstein, Executive Vice President—Capital Markets, and Richard Reczka, working with Mike, are responsible for executing the capital market transactions that fuel this growth. Access to capital markets in scale and at efficient pricing is a critical aspect of our business franchise. Below is a ten-year schedule of our capital markets activity. Appendix II presents the transaction-by-transaction detail of our 2006 and 2007 to-date activity.

				Unsecured/	Preferred
	Number of	Total	Secured	Convertible	Shares and
($ IN MILLIONS)	Transactions	Proceeds	Debt	Debt	Units	Equity
1997	3	1,064	63	—	276	725
1998	5	968	435	—	88	445
1999	8	1,218	485	—	733	—
2000	5	800	590	—	210	—
2001	7	706	254	—	55	397
2002	3	675	115	500	—	60
2003	5	668	348	200	120	—
2004	9	1,308	520	250	538	—
2005	10	2,566	812	490	483	781
2006	15	5,217	2,909	1,250	45	1,013
2007 to date	3	2,310	910	1,400	—	—

I used to think that perpetual preferred (the security with the due date of never) with a fixed coupon and a one-way issuer call after five years was the best security ever. We started issuing this security about eight years ago, issuing a total of $1.2 billion at an average coupon of 8.3% . Taking advantage of the decline in rates, we called these securities on the first five-year call date and reoffered about the same principal amount at an average coupon of 6.6% . We can again call this new round of preferreds in about three years.

But a new contender has emerged for best security ever, twenty-year convertible debt. Interestingly, this debt can be called by the Company or put back to the Company on the 5th, 10th, and 15th anniversary dates. In an era of ever declining cap rates, we must lower our cost of capital to remain acquisitive and competitive. We recently issued two tranches of this security:

•	November 2006	$1 billion, 3.625% convertible at
$153.45 (up 30%)

•	March 2007	$1.4 billion, 2.85% convertible at
$162.46 (up 30%)

Here’s how I look at this. If our straight five-year debt is 5.25%, we are saving, with certainty, $240 million of interest to the first five-year put/call date (5.2% – say, 3.2% x 5 years x $2.4 billion). In essence, we have sold for $240 million, a five-year up 30% call on $2.4 billion of our stock. Black Scholes says this is a better deal for us than our counterparty.

Lease, Lease, Lease

The mission of our business is to create value for shareholders by growing our asset base through the addition of carefully selected properties and by adding value through intensive and efficient management. As in past years, Mike and I are pleased to present leasing statistics for our businesses. In our business, leasing is what it’s all about.

		Office			Merchandise Mart
(SQUARE FEET IN THOUSANDS)	Total	New York	Washington	Retail	Office	Showroom
Year Ended
2006
Square feet leased	6,326	1,693	2,164	1,184	178	1,107
% increase in rent on relet space, GAAP basis		30.0%	4.8%	33.3%	1.9%	10.0%
Occupancy rate		97.5%	92.2%	92.7%	97.4%	93.6%
Number of transactions		167	294	154	23	384
Square feet expiring		444	2,351	632	239	546
2005
Square feet leased	6,216	1,270	2,659	864	273	1,150
Occupancy rate		96.0%	91.2%	95.6%	97.0%	94.7%
2004
Square feet leased	6,954	1,502	2,824	1,021	569	1,038
Occupancy rate		95.5%	91.5%	93.9%	96.5%	97.6%

In this rapidly rising New York market (where rents have risen 30–40% in the last year, and there’s no end in sight), our job is to roll under market leases to market and to recapture low rent space. David and Glen (Glen Weiss, recently promoted to Senior Vice President, who does a great job running New York leasing) are the kings of recapture. Look at the statistics for 2006, where they leased four times the scheduled expiries; true, about 250,000 square feet of that represents increased occupancy, but a full 1,000,000 square feet represents low rent space that they worked to vacate and then re-rent at a profit. Our retail team enjoyed similar success in 2006.

Development/Redevelopment

Ground-up development, redevelopment and repositioning are essential and differentiating skills of our business. Our pipeline is huge and runs the gamut from the multi-billion dollar Penn Plaza district transformation (Farley/Moynihan Station/Madison Square Garden relocation/Penn Station/ Hotel Pennsylvania) to District of Columbia new-builds to the Bergen and Springfield mall mega fixer-uppers to dozens of other projects, see Appendix III for project-by-project detail.

Farley Update—We and our partner, the Related Companies, have been designated developer to convert the Farley Post Office Building, which occupies the super block between 31st and 33rd Streets from 8th to 9th Avenues, to the Moynihan Train Station. This project has been expanded to incorporate the adjacent super block to the east and will now involve relocating Madison Square Garden to the 9th Avenue side of Farley (to be developed and owned by MSG), permitting us to develop on the old Madison Square Garden site a great, soaring Penn Station, 5.5 million square feet of mixed-use new-builds, and incorporating our existing 1.5 million square foot Two Penn Plaza into a 7 million square foot complex. This long-term project has been publicly endorsed by City and State officials and is now in the approval process. The joint venture is working hard on documentation, design, budgets, etc. A giant step forward was taken on March 30, 2007 when New York’s Empire State Development Corporation completed the acquisition of the Farley building from the United States Postal Service. Vornado assets surround this project—One Penn Plaza, Two Penn Plaza, 11 Penn Plaza, Hotel Pennsylvania and various retail properties. As with all development projects, there may be significant scope changes and there can be no assurance that this project will commence, or if commenced, be completed on schedule or within budget.

We have gone back and forth regarding the organizational benefits of having a centralized development function or a decentralized one. It appears the latter has won out—Mitchell and Sandeep really do want to manage the approvals, design, budget and execution of the projects for which we hold them responsible. David is overseeing all New York development projects. Special thanks this year to Barry Langer and Sandy Reis.

Project America

In March 2007 we contracted to acquire a controlling 70% partnership interest in 1290 Avenue of the Americas, a great 2 million square foot asset in the heart of New York’s corporate headquarters district, and 555 California, the Bank of America building, a 1.8 million square foot building, arguably the best tower in all of California. We internally code-named this transaction “Project America.”

Even for us, this is a big deal with a total purchase price for our 70% interest of $1.8 billion, requiring us to write a $1+ billion check. We allocate the purchase price $775 per square foot for 1290 Avenue of the Americas and $575 per square foot for 555 California, prices which are favorable to recent comps.

This transaction came with tax structuring and litigation complications. Our interest is being acquired through the purchase of all the shares of a group of foreign companies that own, through U.S. entities, a 70% controlling interest in the partnerships that own the two properties. The remaining 30% limited partnership interest is owned by Donald Trump, a long time friend.

A little history here will help. Thirteen years ago, Donald Trump (30%) and the sellers (70%) entered into a partnership to develop the former Penn Central rail yards between West 59th and 72nd Streets in Manhattan. Two years ago the sellers, as was their right, sold three rental apartment buildings and the undeveloped land that remained for $1.76 billion and 1031 exchanged the proceeds into the two buildings that we are buying. Donald contended that the sale should have been at $3 billion, thereby denying him his share of the increment, and he sued. We will indemnify the sellers against loss from this claim, an undertaking we are willing to make because, among other things, we were involved two years ago in the sale process and, in fact, may have been the under-bidder. We are convinced that the price paid for the land was then market or even a pinch better, confirmed by our own inability to reach that price, as well as the inability of all other bidders. Donald has also sued the sellers alleging multiple claims arising out of their partnership.

Donald knows that we would be happy to have him continue as a partner indefinitely (the partnership extends to 2044) or, alternatively, that we would buy his interest for a substantial sum, which we think is a full and fair price, but he does not yet think so.

David Greenbaum will be responsible for both assets. We will account for the Bank of America building in the “Other” segment.

This opportunity to buy world class assets was made possible by our franchise—our deal flow, the ability to write a $1+ billion check, the deal skills to evaluate the litigation and complex tax structures. Mike and David did the deal with Dan Guglielmone as deal captain. Kudos to Craig Stern on the tax side.

Retail

Sandeep Mathrani, Executive Vice President—Retail, and his team contributed full measure to Vornado’s great 2006. Retail leased 1.2 million square feet, twice the scheduled expiries, at an amazing 33% mark-to-market. Sandeep’s pace of acquisitions accelerated to over $900 million in 2006, investing in great assets like Springfield Mall, Manhattan Mall, and the Virgin Times Square block front. Milestones include the first ever JCPenney store in Manhattan, Rego Park’s(3) groundbreaking scheduled for May and Bergen Town Center’s approvals and construction start. The retail group currently has 28 separate projects in the development pipeline or under construction, see Appendix III. Welcome to Steve Cassella and Peter Michelis.

Merchandise Mart

In 2006, Chris Kennedy’s Merchandise Mart business had a 1.9% same store increase, generating $139.2 million of EBITDA, which was $7.3 million more than 2005, after adjusting for a $13.4 million lease termination payment. Chris and his team added to their already significant trade show business by acquiring a Canadian operator whose focus is building and construction trade shows and the Art Chicago trade show. Our 2007 and 2008 goal is to find more external growth opportunities for this management team. Special kudos to Mark Falanga and Myron Maurer.

Hotel Pennsylvania

The Hotel Pennsylvania generated $27.5 million of EBITDA in 2006, $5 million more than in 2005, or a 22% increase. 2007’s budget is higher yet.

Americold

Thanks to Tony Schnug, CEO, and Neil Rider, COO, of AmeriCold. Adjusting for FEMA/Hurricane Katrina activity in 2005, 2006 numbers held their own.

__________________

(3)	An Alexander’s asset.

Washington Office

EBITDA increased to $359 million in 2006 from $291 million in 2005, due to the $775 million of acquisition capital that Mitchell, working with Mike and Michelle, invested in 2005 and to a 4.3% same store improvement. Mitchell, Brendan Owen and team are leasing up Crystal City, and they are excited. They were proud to show off Crystal City as host of our May 2006 investor conference.(4) Last week, they signed a letter of intent with the Red Cross, for 95,000 square feet, the latest in a string of private sector tenant successes in Crystal City. Mitchell is equally comfortable wearing his leasing hat or his development hat—he has four important District of Columbia developments in the pipeline, see Appendix III.

Mitchell and his team, with help where appropriate from Mike, David and Michelle, have grown our Washington business to 18 million square feet, have worked through the 1.9 million square foot PTO vacancy and have completed the Crystal City physical repositioning and re-branding. Mike and I believe we have doubled our money in Washington, so far. What we haven’t yet benefited from is a healthy dose of rent growth, but with these assets in these locations, we expect this will come.

In July 2005, we acquired for $196 million H Street Building Corporation, the owner of a 50% interest in a group of assets in Pentagon City, just across Route 1 from our Crystal City assets, and 577,000 square feet of office assets in the District of Columbia. We acquired the underdog’s half in a messy situation. The litigation promised by our new partner erupted immediately and has raged continuously, sort of like what they call scorched earth. One of the ground lessees piled on, claiming he had a right of first offer. Litigation is a form of business warfare which, over time, exhausts all participants. We are now in settlement conversations, which may or may not bear fruit.

__________________

(4)	Special thanks to Mitchell, Mara and the whole Washington gang who worked so hard and did such a great job on this conference.

Alexander’s

Vornado acquired almost all of its 33% interest in Alexander’s in 1995. Alexander’s and its stock performance may be the best kept secret in REITland.(5) Here is a chart showing Alexander’s total return (it has paid no dividends) as compared to the RMS index for periods ending December 31, 2006:

	Alexander’s	RMS
One-year	70.9%	35.9%
Three-year	49.8%	26.1%
Five-year	49.1%	23.2%
Ten-year	18.1%	14.3%
Fifteen-year	20.9%

I must say, I was surprised at how long it took the market to recognize the extraordinary values we were creating in Alexander’s, at Paramus, Kings Plaza and 731 Lexington Avenue. Alexander’s stock did not respond to the Bloomberg, LP lease signing, groundbreaking, steel erection, topping out, etc., but only started to rise when Bloomberg, LP actually began move-ins and rent commencement.

Rego Park II will celebrate its formal groundbreaking on May 14th. This 600,000 square foot multilevel retail complex already has as committed tenants Century 21 (135,000 square feet on level 3), Home Depot (135,000 square feet on lower level 1), and Kohl’s (134,000 square feet on level 2). A 450 unit residential tower is also being considered. Alexander’s Kings Plaza shopping center is getting a new Lowe’s Home Improvement Warehouse (114,000 square feet) to be built and owned by the tenant on land ground leased from Alexander’s. And the 177,000 square foot, four-level Flushing store, which has been vacant for eight years, will finally be tenanted.

Stephen Mann will not be standing for reelection to the Alexander’s Board. Steve Mann joined Alexander’s Board in 1980 as a nominee of and advisor to a faction of the founding Farkas family. He served as Chairman of the Board from 1994 to 2004. In recent years he has had the distinction of being Alexander’s sole employee. A story—years ago, I found myself at dinner with Steve and James O. Friedman, President of Dartmouth College, an academic giant and a mentor to me. I had no idea that Steve and Jim knew each other. During dinner Jim discreetly leaned over and told me that he and Steve were classmates at Yale Law School and it was Steve who was the ranking scholar in their class and President of the Yale Law Review. Such is the smarts of our friend Stephen Mann. All of us applaud his 27 years of service.

__________________

(5)	I find Alexander’s to be an anomaly, selling at a discount to NAV with its big cash horde and best asset quality, pound for pound, in the land.

Toys “R” Us

We with our partners, Bain Capital and Kohlberg Kravis Roberts, acquired Toys “R” Us in July 2005 for approximately $6.6 billion, of which $1.3 billion was in cash, our share being $428 million. Eight months in we were fortunate to recruit Gerald L. Storch, the former Vice Chairman of Target, as CEO. Below is an abstract of Toys’ income statement:

		Fiscal Year
($ IN MILLIONS)	2006[1]	2005	2004
Net sales	13,050	11,333	11,155
Gross Margin	4,412	3,681	3,649
Selling, general and administrative expenses	(3,450)	(2,955)	(3,001)
	962	726	648

1	Fiscal 2006 is a 53-week retail year.

Toys’ financial statements and the numbers abstracted above are prepared using “Recap Accounting” (historical cost), whereas our accounting for Toys must be on a “Purchase Accounting” basis. Also, we report their results on a one-quarter lag. Further, there are significant adjustments required to arrive at the Comparable FFO we report. But, any way you do the math, the stunning $200+ million run rate increase in the 2006 fiscal year ended February 3, 2007 reflects good to great improvements in each of Toys “R” Us’ operating segments. While it’s way too early to declare victory—we couldn’t be more delighted. There is much hard work and rewarding work remaining to be done by Jerry Storch’s very talented Toys team: Ron Boire, head of U.S. Toys “R” Us; Deb Derby, head of Babies “R” Us; the international country heads; and all of their management teams, many of whom are newly recruited professionals and many of whom are incumbent professionals. Special thanks to Clay Creasey, Chief Financial Officer, who is our Joe Macnow’s kindred spirit in the zero tolerance, “control, control, control” hall of fame.

In January 2006, Toys “R” Us announced a store closing program. Vornado handled the re-leasing and disposition of the real estate. In October 2006, we acquired from Toys “R” Us 37 of these stores, containing 1.5 million square feet, for $171 million. Eighteen of these stores are fee properties, eight are ground leased properties and eleven are space leased properties. Twenty-five of the stores have been leased and twelve are vacant.

EOP

Vornado was Company C in the Equity Office Properties Trust (EOP) December 29, 2006 proxy statement—no secret there. I approached EOP’s Chairman, Sam Zell (we’re friends—but remember, business is business and this little morsel was really big, big business) in July 2006. This approach was in response to market rumblings that Sam was entertaining a conversation with, it turned out to be, Company B and that something was likely up.

Now poor Sam had been really beaten up in EOP.(6) EOP was born out of brilliantly timed distressed purchases, typical for Sam, of great office buildings in the early and mid 1990’s, which were then rolled up into a public company, which then grew by acquisitions in Boston, the Pacific Northwest and, in fact, all over the country. Sam’s quite logical belief was that the largest, lowest “debtest” (think competitive advantage from lowest cost of capital) company owning the best buildings (think premium for quality) in each of the top, say, 25 cities (think national footprint) would be the institutional darling, rewarded with the highest multiple. Lots went wrong—it was not to be, but enough about all that ancient history.

Our idea was born out of our long-held belief that relentless socio-economic trends in America have and will continue to favor a handful of coastal cities(7) for real estate investing. In other words, the mantra “location, location, location” in our minds is now “location, location, location in New York, Washington and California.” EOP had assembled the largest collection of Class A assets in New York, Washington, Boston and Northern and Southern California. It was the quality and scale of their assets in these few cities that we sought. Our investment thesis was also driven by our belief that these assets are scarce (think Park Avenue, Sixth Avenue or West LA) and were priced well below replacement cost in rapidly rising rental markets.

Our original proposal to Sam was a merger where the surviving company would retain both our great office assets and theirs in the coastal cities. The balance of EOP’s assets would be sold (and some of Vornado’s as well) and, likely, Vornado’s other assets would be separated, thus creating the largest real estate company in the world with pure-play, best-in-class office assets, in scale, in each of the select American coastal cities. Newco would have a pristine balance sheet with immense unused financial capacity and be the beneficiary of rent growth as far as the eye could see and it would be the institutional darling at the industry’s premier multiple. My one slight miscalculation—Sam wanted to sell, not merge, and he did.

__________________

(6)	He turned out a real winner in the end.

(7)	The cities that our smart, ambitious young people flock to, the ones who wear black.

It took time for us to react to Blackstone’s $48.50 deal, perhaps too much time. Mike and I originally thought we needed a partner to do a $40 billion deal and we needed a partner to commit in advance to taking most, if not all, of the $20 billion plus of mid-country assets we did not want. That search took time and after working with Starwood Capital and Walton Street, in the end, with the help of our bankers and advisors, we competed for EOP on our own.(8)

Mike and I would not have fired the first shot unless we were certain that bidding would benefit our business franchise, whether we won or lost. In the end we were always a stock-based buyer and Sam was always a cash seller. Next deal.(9)

We are in the income property business, and our strategy is to hold assets for income and long-term capital appreciation for the benefit of our shareholders. Blackstone’s model is to buy wholesale and sell retail, holding for so long as to time markets, build platforms, etc., to create best returns for their investors, and they do it brilliantly. In this case, it seems they bought high and sold even higher, disposing of over half the EOP portfolio for what we make to be about a 10% profit on assets, a huge return on their equity, within days. By and large, they sold what would have been our keepers. Interestingly, all their sales have been to highly leveraged players, funds or other intermediaries who intend, after a hold period of their own, to re-sell (except for Harry in New York) for a profit. In fact, some of these assets have now been sold two or even three times in weeks. Except for Harry in New York, none of these assets has yet found a long-term permanent owner, if such exists any more.

If all this doesn’t convince market participants that these office properties are scarce and cheap, nothing will. And all this should also convince market participants that private market values are well higher than public trading prices, and that private market players can be and are much more aggressive.

Corporate warfare requires logistics and an army of, in this case, banking and legal advisors to augment our internal acquisitions, operations and financial staffs. We benefited enormously from the efforts of dozens of these very talented, hardworking individuals, many of whom bivouacked on our 46th and 45th floors. Mike and I thank them all, with special thanks to our Board and to Joe Shenker, our lifelong counsel.

__________________

(8)	Just hours before we launched, I got an email from Sam in the form of a verse:

Dear Stevie, Roses are red Violets are blue I heard a rumor Is it true Love, Sam

We replied in kind.

(9)	We will write off $8.8 million for pursuit costs in the EOP matter in 1Q 07.

Business Philosophy

In my 1999 letter to shareholders I outlined our business philosophy, which I am reprinting almost verbatim below. Most of these ideas were novel then and are valid now.

As you read, please keep in mind that the company that Mike and I have built since then is large, has great assets, and is both focused and concentrated in the best markets.

	% of EBITDA[1]
	Business	Geographically
	Focused	Concentrated
New York Office	27%
New York Metro Area		51%
Washington Office	27%
Washington Metro Area		30%
Retail	20%	*
Total	74%	81%

1 Excluding Toys “R” Us

* Included above

The following is the reprint of portions of my 1999 letter to shareholders:

       Our business is based on a few simple, straightforward ideas.

  Our business is owning real estate and owning it for the long term. We seek to own assets with growing income streams.

  All real estate is not the same. Much of it has pricing and trading characteristics of commodities, and this real estate we shun. Rather, we seek real estate that is scarce, supply constrained and located in densely populated areas that have a history of spiking in value.

  Real estate markets are cyclical—there is a right time to buy and a right time to sell. Patience is important, as is having conviction and knowing when to load it in. Scale is important to profit making.

  Real estate is complicated. A management team that understands complex transactions, leasing, zoning, development, finance, etc. is extremely valuable. As with athletes, management teams have widely differing abilities.

  Real estate is very capital intensive and the management of the right side of our balance sheet is essential in achieving the profit we seek. Having capital capacity when few others do is an essential aspect of our business model. When everyone has capital, we go golfing.

  We believe that owning B+ assets is generally the sweet spot in the market. We prefer to buy existing assets at cents on the dollar, and insist on buying below replacement cost and below market rents. Development has its place in the cycle, but one must remember that development, definitionally, creates assets at par.

  We opportunistically seek value and will invest in geographies that meet our densely populated, prone to spiking criteria and in various asset types where we have management capability. We do not do random deals, but rather seek business platforms that can grow.

Having been shaped by the inflation of the 60’s and 70’s, I have a tendency to follow a buy-and-hold strategy. This worked wonderfully when rents and asset values went up continuously every year. We think we do a great job of buying right, adding value through re-developing, re-tenanting and refinancing. But in these times holding assets which have stabilized will limit our growth. Accordingly, in the future we may sell stabilized assets, thereby turning over and replenishing capital to reinvest higher in the value spectrum.

We debate how big we want to be? We are now the fourth largest publicly traded REIT, although there are a handful of companies within shouting distance of our size. We are certainly large enough to have position in our marketplace and to do deals in scale. But size has its shortcomings. We do not want to become an index fund or be too large a capitalization to push up the mountain. A little larger and turning over our capital a little faster would be perfect.

We have no annual quota for acquisitions…. We will never use all of our financial capacity for the marginal deal…

We generally did a good job following the rules. We flunked Capital Recycling 101—probably a good thing since everything we might have sold has doubled. And, A assets turned out to be an even sweeter spot than B+ assets. We built a really large company, did really well, better than almost anyone, but, I must say, if we had perfect future vision, we would have bought everything and looking backward almost anything that anyone didn’t buy was a mistake.

Thoughts, In Conclusion

Option pricing is a hot topic—just read the financial press day after day after day. We knew that our option pricing policies and procedures were absolutely by the book, in a word, Hoyle. Joe Macnow, Chief Financial Officer, and Alan Rice, Corporation Counsel, ahead of the curve, initiated an internal review to document our Hoyle. The review was conducted by Alan, reviewed by Joe, Sullivan & Cromwell, our general counsel, and ultimately by the Audit Committee and our Board of Trustees. The records for each option grant for the last ten years were reviewed, involving 1,350 individual grants. The conclusion of this review was that options were granted in compliance with Company plans and good practices.

A lesson from Toys “R” Us—in an era when decent real assets trade for 20 to 30 times, it makes good sense to look at companies that trade at 8 to 10 times, especially where those company values are underpinned by hard real estate assets. This is not a game for everyone (mining the stock market for real estate), but it is a most profitable game that we have been playing and winning for our entire career.

Over the long term, replacement cost is, to me, the single most important metric for real estate investing. Of course, replacement cost only works where there is sufficient demand to support new-builds. In this period of rapidly rising asset values, replacement cost has risen as much, not only in New York, but in each of the coastal cities. Replacement cost is now over $1,000 a square foot for a Class A New York office building on a “normal” site—much more on a Park Avenue or Sixth Avenue block-front site.(10) There is historical precedent for asset values to reach 125% or so of replacement cost and I believe this cycle, with its unbelievable head of steam, will be no different. Think about it, with Vornado’s stock now in the low $120’s, I believe the market is pricing our New York assets at, say, $600 per square foot and our Washington assets in the high $300’s per square foot—a steal in the private market place.

The cycle is now long of tooth, or is it? Trees surely don’t grow to the sky, or do they? Wise men, fund guys and OPM guys are both buying and selling, in equal measure. Confusing. Here’s what I think—interest rates are benign and unless something comes along to quench the liquidity binge, asset values will not be threatened. True, asset prices over the last years got way ahead of rents, anticipating the increases that were to come. There may be a pause while rents catch up (and they are doing so as we speak)(11) and then the game will likely continue. The surprise in this cycle may very well be how fast and how high rents rise. And if I’m wrong, believe you me, in a downturn our fortress balance sheet will be a monster offensive weapon.

__________________

(10)	Theoretically speaking, since no such sites are available. That is why we are buying on Park Avenue and Sixth Avenue.

(11)

The math works— if market rents are, say, $100 a square foot in New York (and they are almost there), nets will be about $70 per square foot, which surely does support $1,000 per foot asset values, or more.

If you pick up from my comments here and there in this letter that I believe the current environment favors privates over publics, you are correct. Other than DEI there has not been an IPO of substance in years, rather, there have been dozens of go-privates (46 to be exact, over the past two years). We are now living the best debt markets in history, but publics don’t dare partake, even when privates can lever to 90%—look at Blackstone/EOP. Taking all this together is a sure sign that real estate stocks are cheap.

As I have said time and again in this letter, our business goal is to create value over a 3–5 year period and in some cases even longer. We would rather buy a really well located, empty building cheaply than a fully-tenanted, at market rent building too expensively—much rather, even though our short-term earnings would be penalized. We have dozens and dozens of assets such as these, where earnings stabilization won’t occur until future periods, be it for lease up, lease rollover, development or re-development. The future growth of these in-hand assets, together with our financial capacity to add assets, is what makes Mike and me so confident about Vornado’s future.

Bob Smith and Bob Kogod have spent their lives building their father and father-in-law’s, Charles E. Smith, legacy. This year, Mitchell, our brand builder, initiated a plan to re-brand our Washington office business:

Vornado/Charles E. Smith

We couldn’t be more proud to have the Vornado brand stand next to the Charles E. Smith name. And, we benefit from Bob and Bob’s service on the Vornado Board.

I have been truly fortunate in my career to be supported by my lifelong partners, Russ Wight and David Mandelbaum, and by my dean and advisor of 25 years, Dr. Richard West. Of course Mike supports me in every way and I him. We are fortunate to have been joined on our Board by two very talented, seasoned veterans, Michael Lynne and Tony Deering. Ron Targan and Stanley Simon have been here from the very beginning. Mike and I are fortunate to work for a smart and caring Board.

Vornado owns a staggering number (hundreds and hundreds) of wonderful assets. Mike and I would like shareholders to be able to see each asset and, accordingly, a loop showing all of our assets will be available at www.vno.com in the near future.

If you cannot get reservations at Le Cirque or tickets to Curtains, the new Broadway musical produced by my wife, please give me a call.

Steven Roth Chairman and CEO April 26, 2007

APPENDIX I — ACQUISITIONS
2006
($ IN THOUSANDS)		Square
Investment	Cost	Feet
NEW YORK OFFICE:
350 Park Avenue	537,500	538
57th Street	68,500	82
Harlem Park—Ground Lease	12,100	36
Total New York Office	618,100	656

WASHINGTON OFFICE:
1925 K Street	52,800	138
1726 M Street	32,900	88
Total Washington Office	85,700	226

RETAIL:
1540 Broadway	260,000	152
Springfield Mall	259,300	1,453
Properties Acquired From Toys “R” Us	171,000	1,500
San Francisco (Patson Portfolio)	72,000	188
San Jose, ground-up development	59,600	286
3040 M Street	36,400	42
North Bergen, ground-up development	24,500	441
677-679 Madison Avenue	22,700	14
122-124 Spring Street	11,100	5
Salem New Hampshire land	4,800	146
Total Retail	921,400	4,227

MERCHANDISE MART:
Canadian Tradeshows	20,400	N/A
Art Chicago	600	N/A
Total Merchandise Mart	21,000
		Square
Investment	Cost	Feet
MEZZANINE LOANS:
Fortress	95,500	N/A
Tharaldson’s	78,200	N/A
280 Park Avenue	73,800	N/A
Equinox	57,500	N/A
Mervyn’s	32,600	N/A
The Drake	18,400	N/A
Total Mezzanine Loans	356,000

OTHER:
Vornado Manesar SEZ LLC (India)	71,500	N/A
Wasserman Joint Ventures	53,000	N/A
220 Central Park South	20,500	N/A
Verde Group LLC	12,500	N/A
Square Mile Partners LP	10,000	N/A
Waterside Place Joint Venture	6,400	N/A
Suffolk Downs	900	N/A
Total Other	174,800
Total 2006	2,177,000	5,109

APPENDIX I — ACQUISITIONS 2007 TO DATE

($ IN THOUSANDS)		Square
Investment	Cost	Feet
NEW YORK OFFICE:
1290 Avenue of the Americas (70% interest)(1)	1,086,000	1,397
Manhattan Mall	573,200	845
57th Street	22,200	6
Total New York Office	1,681,400	2,248

RETAIL:
Bruckner Plaza	165,000	386
Manhattan Mall	115,800	164
Pasadena	45,100	131
Other	17,200	66
Total Retail	343,100	747

		Square
Investment	Cost	Feet
MEZZANINE LOANS:
Blackstone/EOP	72,400	N/A
375 Park Avenue	60,000	N/A
Total Mezzanine Loans	132,400

OTHER:
555 California Street
(70% interest)(1)	721,000	1,254
Filene’s Boston	50,000	N/A
The Cannery	33,300	N/A
Total Other	804,300	1,254
Total 2007 To Date	2,961,200	4,249

__________________

(1)	Pending acquisition

APPENDIX II — CAPITAL MARKET TRANSACTIONS

2006

		New		Interest
	Total	Interest		Rate on	Net
($ IN MILLIONS)	Proceeds	Rate	Repayments	Repaid Debt	Proceeds
SECURED DEBT:
770 Broadway	353	5.70%	170	5.18%	173
Warner Building	293	6.26%	149	7.80%	144
Crystal Park Five	—	—	43	6.86%	(43)
Bowen Building	115	6.14%	62	6.40%	52
Montehiedra Town Center	120	6.04%	57	8.23%	59
Americold (47.6%)	204	6.43%	116	8.13%	88
One and Two Skyline Place	—	—	32	7.91%	(32)
1919 S. Eads Defeasance	—	—	15	6.90%	(15)
High Point	220	6.34%	101	6.77%	108
220 Central Park South	119	7.73%	95	8.87%	24
Merchandise Mart	550	5.57%	—	—	548
Americold (47.6%)	500	5.45%	409	6.73%	91
350 Park Avenue	430	5.48%	—	—	430
Wasserman—Columbus Avenue	5	7.25%	—	—	5
Total Secured Debt	2,909	5.87%	1,249	7.03%	1,632

UNSECURED/CONVERTIBLE DEBT:
Senior Unsecured Notes	250	5.60%	—	—	248
3.625% Convertible Senior Debentures	1,000	3.63%	—	—	980
Total Unsecured/Convertible Debt	1,250	4.02%	—	—	1,228

PREFERRED SHARES AND UNITS:
Preferred— Series D-15 Units	45	6.88%			45
Redemption of Preferred Series D-9 Units	—	—	45	8.25%	(45)
Total Preferred Shares and Units	45	6.88%	45	8.25%	0

EQUITY:
Issuance of 8,100,000 Common Shares at $125	1,013	—	—	—	1,005
Total Equity	1,013	—	—	—	1,005
Total 2006	5,217		1,294		3,865

2007 TO DATE
SECURED DEBT:
Manhattan Mall	232	5.87%	—	—	232
Skyline Complex	678	5.74%	161	7.21%	517
Total Secured Debt	910	5.77%	161	7.21%	749

CONVERTIBLE DEBT:
2.85% Convertible Senior Debentures	1,400	2.85%	—	—	1,370
Total Convertible Debt	1,400	2.85%	—	—	1,370
Total 2007 To Date	2,310		161		2,119

APPENDIX III — DEVELOPMENTS

New York City Office:

Farley (50% interest)— Conversion of the Farley Post Office Building to the Moynihan Train Station. Relocation of Madison Square Garden and construction of 5.5 million square feet of mixed-use new-builds.

One Penn Plaza and Two Penn Plaza— Integrating into the Penn Plaza 12 million square foot complex.

Hotel Pennsylvania (also known as 15 Penn Plaza)—Raze the hotel and construct an office tower in excess of 2.5 million square feet, which may include retail.

20 Times Square (70% Interest)— Construct a 1.5 million square foot office tower over the existing Port Authority Bus Terminal in Manhattan, subject to Port Authority approval.

Harlem Park (40% Interest)— Construct an office and retail building of 600,000 square feet at 125th Street and Park Avenue in Manhattan.

220 Central Park South—residential condominium conversion.

40 East 66th Street— residential condominium conversion.

Washington DC Office:

2101 L Street— Complete rehabilitation of existing building including new curtain wall, mechanical systems, and lobbies.

1925 K Street (now known as 1999 K Street)—Raze the existing 149,000 square foot building and construct a 250,000 square foot office building.

H Street— to be determined.

BNA Residential— Expand and convert two office buildings into luxury residential in Washington DC.

Rosslyn Plaza (46% Interest)— Raze the existing buildings and construct a 2.5 million square foot mixed-use development in Arlington, Virginia.

Crystal City— Increase density in accordance with the Arlington County economic redevelopment plan.

Retail:

Bergen Mall (now known as Bergen Town Center)—Raze 300,000 square feet and construct approximately 500,000 square feet of retail space, bringing the total square footage to 1,100,000 square feet. 416,000 square feet has been leased to Century 21, Whole Foods, and Target (ground lease).

Green Acres Mall— Interior and exterior renovation, construction of a parking deck and an additional 100,000 square feet of free-standing retail space anchored by Best Buy, and construction of a store for BJ’s Wholesale Club.

Springfield Mall— Totally re-tenant, redevelop and expand up to 4 million square feet (of which 2.7 million feet is currently allowable).

APA (now known as North Bergen)—Construction of 90,000 square feet of retail space, and site work for BJ’s Wholesale Club and Wal-Mart who will own their stores.

San Jose, California (45% Interest)—Construction of 350,000 square feet of retail space, and site work for Home Depot and Target who will own their stores.

Garfield— Raze the existing building and construct a 360,000 square foot shopping center anchored by Home Depot and a discount department store.

Beverly Connection (50% Interest)— Renovate the interior and exterior of the existing Los Angeles strip shopping center, including parking deck. Possibly construct 250,000 square feet of assisted living and condominiums above two new retail podiums.

Broome & Broadway (50% Interest)—Redevelop and re-tenant existing retail space in Manhattan.

South Hills Mall— Redevelop this Poughkeepsie, NY property as a strip shopping center.

Gun Hill Road— Redevelop and re-tenant existing building and construct a 30,000 square foot expansion on the site in this Bronx, NY strip shopping center.

Monmouth Mall (50% Interest)— Construct stand alone retail pads in this Monmouth County, NJ regional mall.

Strip Shopping Centers and Malls— 17 various redevelopment projects.

Mixed Use:

Downtown Crossing (50% Interest)— Redevelop the existing Boston Filene’s Department Store into over 1.2 million square feet consisting of office, retail, and residential condominiums.

Waterside Place (47.5% Interest)— Construct a 1.3 million square foot mixed-use project containing retail and residential in Boston’s Waterfront District.

There can be no assurance that any of these projects will commence, or if commenced, be completed on schedule or within budget. There may also be significant scope changes.

Below is a reconciliation of Net Income to EBITDA before minority interest and gains on sale of real estate:

($ IN MILLIONS)	2006	2005	2004	2003	2002	2001	2000	1999	1998	1997
Net Income	560.1	539.6	592.9	460.7	232.9	263.7	234.0	202.5	152.9	61.0
Interest and debt expense	692.5	415.8	313.3	296.1	305.9	266.8	260.6	226.3	164.5	54.4
Depreciation, amortization
and income taxes	530.7	346.2	298.7	281.1	257.7	188.9	167.3	143.5	104.2	32.0
Cumulative effect of change
in accounting principle	—	—	—	—	30.1	4.1	—	—	—	—
EBITDA	1,783.3	1,301.6	1,204.9	1,037.9	826.6	723.5	661.9	572.3	421.6	147.4
Gain on sale of real estate	(32.7)	(31.6)	(75.8)	(161.8)	—	(15.5)	(11.0)	—	(9.6)	—
Minority Interest	80.6	133.9	157.2	175.7	137.5	109.9	100.4	55.0	16.2	7.3
EBITDA before minority interest
and gains on sale of real estate	1,831.2	1,403.9	1,286.3	1,051.8	964.1	817.9	751.3	627.3	428.2	154.7

Below is a reconciliation of Net Income to Funds from Operations:

($ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)	2004	2003	2002	2001	2000	1999	1998	1997
Net Income	592.9	460.7	232.9	263.7	234.0	202.5	152.9	61.0
Preferred share dividends	(21.9)	(20.8)	(23.2)	(36.5)	(38.7)	(33.4)	(21.7)	(15.5)
Net Income applicable to common shares	571.0	439.9	209.7	227.2	195.3	169.1	131.2	45.5
Depreciation and Amortization of Real Property	228.3	208.6	195.8	119.6	97.8	82.2	58.3	22.4
Net gains on sale of real estate
and insurance settlements	(75.8)	(161.8)	—	(15.5)	(11.0)	—	(9.6)	—
Cumulative effect of change in accounting principle	—	—	30.1	4.1	—	—	—	—
Partially-owned entity adjustments:
Depreciation and amortization of real property	49.4	54.8	51.9	65.6	68.8	57.1	56.8	6.4
Net gains on sale of real estate	(3.0)	(6.7)	(3.4)	(6.3)	—	—	—	—
Minority interests’ share of above adjustments	(28.0)	(20.1)	(50.5)	(19.7)	(19.2)	(10.7)	(4.6)	(1.4)
Preferred share dividends	8.1	3.5	6.2	19.5	21.7	16.3	—	—
Funds from Operations	750.0	518.2	439.8	394.5	353.4	314.0	232.1	72.9
Adjustments for certain items that affect comparability:
Write-off of non-core investments, net of
gains on the sales of non-real estate assets	(158.1)	1.7	24.4	14.7	—	—	—	—
Alexander’s stock appreciation
rights compensation expense	25.3	14.9	—	—	—	—	—	—
Alexander’s executive bonuses	6.5	—	—	—	—	—	—	—
Amortization of officer’s employment arrangement	—	—	27.5	—	—	—	—	22.9
Minority interest share of the above adjustments	15.4	(3.1)	(10.7)	(1.8)	—	—	—	—
Funds from Operations, Adjusted for Comparability	639.1	531.7	481.0	407.4	353.4	314.0	232.1	95.8
Funds from Operations per share:
Total	$ 5.63	$ 4.44	$ 3.91	$ 3.96	$ 3.65	$ 3.37	$ 2.81	$ 1.27
Adjusted for Comparability	$ 4.80	$ 4.56	$ 4.28	$ 4.09	$ 3.65	$ 3.37	$ 2.81	$ 1.67